Exhibit 8.1

June 8, 2009

HRPT Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Ladies and Gentlemen:

The following opinion is furnished to HRPT Properties Trust, a Maryland real estate investment trust (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed within one week of the date hereof (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended.

We have acted as counsel for the Company in connection with the preparation of the Form 8-K, and we have reviewed originals or copies of such corporate records, such certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the amended and restated declaration of trust and the amended and restated by-laws of the Company, each as amended to date, and in the case of the declaration of trust, as supplemented; (ii) the Registration Statement filed by Government Properties Income Trust (“GOV”) on Form S-11, File No. 333-157455 under the Securities Act of 1933, as amended (the “Act”), and each of the exhibits filed therewith (collectively, the “GOV Registration Statement and Exhibits”); (iii) the Transaction Agreement dated June 8, 2009 between the Company and Government Properties Income Trust, filed as Exhibit 10.2 to the Form 8-K; and (iv) the sections of Item 8.01 of the Form 8-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”), and upon the Employee Retirement Income Security Act of 1974, as amended, the

Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “ERISA Laws”).  No assurance can be given that Tax Laws or ERISA Laws will not change.  In preparing the discussions with respect to Tax Laws matters and ERISA Laws matters in the sections of Item 8.01 of the Form 8-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”, we have made certain assumptions therein and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of:  (i) the information and representations set forth in the Form 8-K and in the GOV Registration Statement and Exhibits; and (ii) representations made to us by officers of the Company and officers of GOV, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Form 8-K or in the GOV Registration Statement and Exhibits have been consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the discussions with respect to Tax Laws matters and ERISA Laws matters in the sections of Item 8.01 of the Form 8-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts” in all material respects are accurate and fairly summarize the Tax Laws issues and the ERISA Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws or ERISA Laws.

This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.  We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 8-K, which is incorporated by reference in the Company’s Registration Statements on Form S-3 (File Nos. 333-135110 and 333-155976) under the Act, and to the references to our firm in the Form 8-K and such Registration Statements.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP